EXHIBIT 10.1

INSULET CORPORATION
2025 STOCK OPTION AND INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT
Cover Sheet

Insulet Corporation, a Delaware corporation (the “Company”), hereby grants an option (the “Option”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Stock”), to you, subject to the vesting and other conditions set forth in this Insulet Corporation 2025 Stock Option and Incentive Plan Non-Qualified Stock Option Agreement, including the Appendix attached hereto (the “Agreement”) and in the Insulet Corporation 2025 Stock Option and Incentive Plan, as amended from time to time (the “Plan”).

Grant Date:	«Grant__Date»
Name of Grantee:	«First__Name» «Last__Name»
Number of shares of Stock Covered by this Option:	«Options_Granted»
Option Exercise Price per share of Stock:	$«Grant__Price»
Vesting Schedule:

Except as otherwise provided in this Agreement, the number of shares of Stock covered by this Option shall vest in substantially equal installments on the first, second, third and fourth anniversary of the Grant Date (each a “Vesting Date”), provided that you remain in continuous Service from the Grant Date until the applicable Vesting Date.

By electronically accepting this Agreement, you agree that you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement and in the Plan. You acknowledge and agree that, if there is any conflict between the terms of the Plan and this Agreement, the Plan’s terms govern.
This is not a stock certificate or a negotiable instrument.

INSULET CORPORATION
2025 STOCK OPTION AND INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT

Non-Qualified Stock Option
This Agreement evidences an award of a non-qualified stock option exercisable for such number of shares of Stock set forth on the cover sheet of this Agreement and subject to the terms and conditions set forth in this Agreement and in the Plan. This Option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.

Transfer of Option
During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative, if authorized by the Company and to the extent such designation is valid under Applicable Laws) may exercise this Option. Other than by will or the laws of descent and distribution (if authorized by the Company and to the extent such designation is valid under Applicable Laws), this Option may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may this Option be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit this Option.

Notwithstanding these restrictions on transfer, the Committee may authorize, in its sole discretion, the transfer of the vested portion of this Option (in whole or in part) to a member of your immediate family or a trust for the benefit of your immediate family (to the extent such designation is valid under Applicable Laws), subject and pursuant to the terms of the Plan.

Vesting and Exercisability
This Option shall vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement.

Upon a Vesting Date, any fractional shares shall be rounded to the nearest whole share, but in the event that such rounding convention would otherwise result in your vesting in more than the number of shares of Stock underlying this Option and listed on the cover sheet of this Agreement, any fractional share shall be rounded down to the nearest whole share.

Except as otherwise provided in this Agreement, no additional portion of this Option shall vest after your Service has terminated for any reason. For purposes of this Option, a termination of Service will be deemed to have occurred as of the date you are no longer providing services to the Company or any of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or service agreement, if any) and will not be extended by any notice period (e.g., your Service relationship will not include any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or service agreement, if any). Unless otherwise expressly provided in the Plan or determined by the Company, (i) your right to vest in this Option, if any, will terminate as of such date, and (ii) the period (if any) during which you may exercise this Option after termination of Service will commence on such date.

This Option is only exercisable before it expires and then only with respect to the vested portion.

Death, Disability and Termination in Connection with a Change in Control
If your Service is terminated (i) due to your death or Disability or (ii) by the Company without Cause or by you for Good Reason, in each case, on or within 24 months after a Change in Control, this Option shall immediately become fully (100%) vested and exercisable as of your employment termination date.

For purposes of this Agreement, “Good Reason” shall mean that you have complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events, without your consent: (i) a material diminution in your responsibilities, authority or duties; or (ii) a material reduction in your then current base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees; or (iii) the relocation of the Company offices at which you are principally employed to a location more than fifty (50) miles from such offices. For purposes of clause (i) hereof, a change in the reporting relationship, or a change in a title will not, by itself, be sufficient to constitute a material diminution of responsibilities, authority or duty. “Good Reason Process” shall mean: (i) you reasonably determine in good faith that a Good Reason condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason condition within thirty (30) calendar days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period of thirty (30) calendar days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) you terminate your Service relationship within thirty (30) calendar days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Term
This Option will expire in any event at the close of business at Company headquarters on the day before the tenth anniversary of the Grant Date, as shown on the cover sheet. This Option will expire earlier if your Service terminates, as described below.

Termination of Service – Forfeiture of Options
Unless the termination of your Service triggers accelerated vesting or other treatment of this Option pursuant to the terms of this Agreement, the Plan, or otherwise, you will automatically and immediately forfeit to the Company the unvested portion of this Option in the event your Service terminates for any reason.
If your Service is terminated for Cause, then you shall automatically and immediately forfeit to the Company the entire Option (both vested and unvested portions), and this Option shall automatically and immediately expire.

Termination of Service – Expiration of Vested Options
If your Service terminates for any reason, other than death, Disability, or Cause, then the vested portion of this Option will expire at the close of business at Company headquarters on the ninetieth (90th) calendar day after your employment termination date.
Notwithstanding the foregoing, to the extent permitted by Applicable Laws, in the event of your Retirement (as defined below), the vested portion of this option will expire at the close of business at Company headquarters on the third anniversary of the date of your Retirement. For purposes of this Agreement, the term “Retirement” shall mean your termination of Service, other than by the Company for Cause, on or after such time as the sum of your age and number of years of continuous Service equals 65, provided you are at least 55 years of age and have completed at least 5 years of continuous Service at the time of termination. To the extent that a court or tribunal of competent jurisdiction determines that this Retirement provision is invalid or unenforceable, in whole or in part, due to relevant age discrimination rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the extent necessary to make it valid and enforceable to the full extent permitted under Applicable Law.

If your Service terminates because of your death or Disability, or if you die during the ninety (90)-day period after your termination of employment for any reason (other than Cause), then the vested portion of this Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of your death or termination for Disability. During that twelve (12)-month period, your estate or heirs may exercise the vested portion of this Option (if authorized by the Company and to the extent such designation is valid under Applicable Laws).

Leaves of Absence
For purposes of this Agreement, your Service does not terminate when you are on a bona fide leave of absence that was approved by the Company or an Affiliate or Subsidiary who is your employer (the “Employer”) in writing if the terms of the leave provide for continued Service crediting or when continued Service crediting is required by Applicable Laws. Your Service terminates in any event when the approved leave ends unless you immediately return to active employment with the Employer.

The Company, in its sole discretion, determines which leaves count for this purpose and when your Service terminates for all purposes under the Plan.

Notice of Exercise
This Option may be exercised, in whole or in part, to purchase a whole number of vested shares of Stock of not less than one hundred (100) shares, unless the number of vested shares purchased is the total number available for purchase under this Option, by following the procedures set forth in the Plan and in this Agreement.

When you wish to exercise this Option, you must exercise in a manner required or permitted by this Agreement. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment
When you exercise this Option, you must include payment of the aggregate Option Price for the shares you are purchasing. Subject to any procedures established by the Company, payment may be made in one of the following forms:

•By your delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Price and any withholding obligations for Tax-Related Items (as defined below).

•By your delivery of cash or cash equivalent in a manner that is acceptable to the Company.

•By the Company’s withholding a number of shares of Stock that would otherwise be issuable to you upon your exercise of this Option. The Fair Market Value of the shares as of the effective date of the exercise will be applied to the Option Price.

•To the extent allowed under Applicable Laws, by your surrender of shares of Stock which are already owned by you, which are deemed surrendered by you pursuant to your attestation of ownership to the Company. The Fair Market Value of the shares as of the effective date of the Option exercise will be applied to the Option Price.

Notwithstanding the foregoing, you may not tender any form of payment or exercise this Option by any method that the Company determines, in its sole discretion, could violate any Applicable Law, regulation or Company policy or that is otherwise unacceptable to the Company.

Evidence of Issuance
The issuance of the shares of Stock upon exercise of this Option shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry or direct registration or the issuance of one or more Stock certificates.

Withholding
Regardless of any action taken by the Company or, if different, your Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, the issuance of shares of Stock upon exercise of this Option, the subsequent sale of shares of Stock acquired pursuant to such exercise or the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of this Option or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
In connection with any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and the Employer to satisfy all Tax-Related Items. To satisfy any withholding obligations of the Company and/or the Employer with respect to Tax-Related Items, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one (or a combination) of the following:
(i)    withholding from your wages or other cash compensation paid to you by the Company or the Employer;
(ii)    requiring you to surrender shares of Stock that you previously acquired (only for U.S. taxpayers);
(iii)    withholding from proceeds of the sale of shares of Stock acquired upon exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization, without further consent);
(iv)    requiring you to tender a cash payment to the Company or the Employer in the amount of the Tax-Related Items; and/or
(v)    withholding from shares of Stock that otherwise would be issued to you when you exercise this Option.
Notwithstanding the foregoing if you are subject to Section 16 of the Exchange Act, the Company will withhold shares of Stock to satisfy any applicable Tax-Related Items withholding upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is not feasible under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i), (ii), (iii) or (iv) above or as otherwise approved by the Committee.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering minimum statutory withholding amounts or other withholding rates, including maximum applicable rates in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Stock), or, if not refunded, you may seek a refund from the applicable tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Stock subject to this Option, notwithstanding that a number of shares of Stock are held back solely for the purpose of satisfying the Tax-Related Items.
Finally, you agree to pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to permit the exercise of this Option or issue or deliver shares of Stock or proceeds from the sale of shares of Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

Nature of Grant
In accepting this Option, you acknowledge, understand and agree that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature, and the Company may amend, modify, suspend or terminate the Plan at any time, to the extent permitted by the Plan; (b) the Plan is operated and the Option is granted solely by the Company, and only the Company is a party to this Agreement; accordingly, any rights you may have under this Agreement, including relating to the Option, may be raised only against the Company and not any Subsidiary or Affiliate (including, but not limited to, the Employer); (c) the grant of this Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Options or benefits in lieu of Options, even if Options have been granted in the past; (d) all decisions with respect to future Options or other grants, if any, will be at the sole discretion of the Company; (e) this Agreement does not give you the right to remain retained or employed by the Company or your Employer (or any of their Subsidiaries or Affiliates) in any capacity; (f) the Company and your Employer (or any of their Subsidiaries or Affiliates) reserve the right to terminate your Service at any time and for any reason, in accordance with Applicable Laws; (g) if you are not providing Service to the Company or your Employer, this Option grant does not establish an employment or other Service relationship with the Company or your Employer (or any of their Subsidiaries or Affiliates); (h) you are voluntarily participating in the Plan; (i) this Option and shares of Stock subject to this Option, and the income from and value of same, are not intended to replace any pension rights or compensation; (j) this Option and shares of Stock subject to this Option, and the income from and value of same, are not part of normal or expected compensation for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments; (k) the future value of the shares of Stock subject to this Option is unknown, indeterminable, and cannot be predicted with certainty; (l) if the shares of Stock subject to this Option do not increase in value, this Option will have no value; (m) if you exercise this Option and acquire shares of Stock, the value of such shares of Stock may increase or decrease in value, even below the exercise price; (n) no claim or entitlement to compensation or damages shall arise from the forfeiture of this Option or recovery by the Company of any shares of Stock resulting from (i) the termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or service agreement, if any) and/or (ii) the application of any recoupment, recovery or clawback policy, as described in the “Clawback” section below; (o) unless otherwise agreed with the Company, this Option and shares of Stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any Service you may provide as a director for any Subsidiary or Affiliate; (p) unless otherwise provided in the Plan or by the Company in its discretion, this Option and the benefits evidenced by this Agreement do not create any entitlement to have this Option transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock; and (q) the following provisions shall be applicable only to employees outside the U.S.: (i) this Option and shares of Stock subject to this Option, and the income from and value of same, are not part of normal or expected compensation for any purpose; and (ii) neither the Company, the Employer, nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this Option or of any amounts due to you pursuant to the exercise of this Option or the subsequent sale of shares of Stock acquired upon exercise of this Option.

Data Privacy
Data Collection and Usage. The Company and any Subsidiaries or Affiliates, including the Employer, may collect, process and use certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social security, social insurance, passport or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company or any of its Subsidiaries or Affiliates, details of all awards or any other entitlement to shares of Stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data by the Company and the third-party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under this Agreement and the Company’s legitimate business interest of managing the Plan and generally administering the Awards.
California residents please note, the categories of personal information, including sensitive personal information, are (i) identifiers, (ii) characteristics of protected classifications under California or federal law, (iii) professional or employment related information, (iv) social security, driver’s license, state identification card, or passport number, and (v) any personal information that identifies, relates to, describes, or is capable of being associated with a particular individual. The personal information is not sold or shared for cross-context behavioral advertising. The California Consumer Privacy Act Policy is available at Insulet's California Privacy Policy(1).
Plan Administration Service Providers. The Company transfers Data to Fidelity Stock Plan Services, LLC (“Fidelity”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. You acknowledge and understand that Fidelity will open an account for you to receive and trade shares of Stock acquired under the Plan and that you will be asked to agree on separate terms and data processing practices with Fidelity, with such agreement being a condition to the ability to participate in the Plan. The legal basis for the transfer of Data by the Company to Fidelity is your consent. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of your Data in the United States or, as the case may be, other countries, may not be subject to substantive data processing principles or supervision by data protection authorities. In addition, you may not have enforceable rights regarding the processing of Data in such countries. The Company provides appropriate safeguards for protecting Data that it receives in the United States through its adherence to data transfer agreements entered into between the Company and its Subsidiaries and Affiliates within the EU and other non-U.S. jurisdictions.
International Data Transfers. The Company and its service providers are based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is your consent.
Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws.
Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. You understand that you may withdraw your consent at any time with future effect for any or no reason. If you do not consent, or if you later seek to revoke your consent, your salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant Options or other equity awards to you or administer or maintain your participation in the Plan.
Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you can contact your local human resources representative.
Alternative Basis for Data Processing/Transfer. You understand that in the future, the Company may rely on a different legal basis for the processing and/or transfer of Data and/or request that you provide another data privacy consent form. Upon request of the Company or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

(1) https://www.omnipod.com/privacy-policy/california-privacy-rights
Compliance with Law
Notwithstanding any other provision in the Plan or this Agreement, unless there is an available exemption from registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to permit the exercise of this Option and/or delivery of shares of Stock prior to the completion of any registration or qualification of the shares of Stock under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the shares of Stock with the SEC or any other state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of shares of Stock. Further, you agree that the Company shall have unilateral authority to amend this Agreement to the extent necessary to comply with securities or other laws applicable to the issuance of shares of Stock.

Stockholder Rights
You, or your estate or heirs, do not have any of the rights of a stockholder with respect to the shares of Stock underlying this Option unless and until the shares of Stock underlying this Option have been issued upon exercise of this Option and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books. Except as described in the Plan, no adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry is made).

Adjustments
In the event of a stock split, a stock dividend, or other similar change in the Stock, the number of shares of Stock covered by this Option shall be adjusted pursuant to the Plan.
This Option shall be subject to the terms of the agreement of merger, consolidation, liquidation, or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Clawback
This Option and the shares of Stock that may be issued hereunder (including the proceeds from any sale of such shares of such Stock), are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to the Company’s Compensation Recoupment Policy or any other Company clawback or recoupment policy or Applicable Law that requires the repayment by you to the Company of compensation paid by the Company or your Employer to you.
In order to satisfy any recoupment obligation arising under any clawback or compensation recovery policy that the Company adopts, including the Company’s Compensation Recoupment Policy, otherwise under Applicable Laws, among other things, you expressly and explicitly authorize the Company to issue instructions, on your behalf, to Fidelity or any other brokerage firm or stock plan service provider engaged by the Company to hold any shares of Stock or other amounts acquired pursuant to the Option to re-convey, transfer or otherwise return amounts representing any financial gain you realized through exercise of the Option to the Company upon the Company's enforcement of any clawback or compensation recovery policy.
Without limiting the foregoing, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of this Option earned or accrued during the twelve (12)-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document that contained such material noncompliance.
No recovery of compensation under this section will be an event giving rise to a right to resign for Good Reason or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement between you and the Company or any Subsidiary.

Appendix
Notwithstanding any other provision in this Agreement, this Option shall be subject to any special terms and conditions set forth in the Appendix that are or may be applicable to you because of your work location and/or place of residence. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you to the extent that the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or the acquisition or sale of shares of Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Governing Law; Venue
This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, you hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Middlesex County, Massachusetts, or the federal courts for the U.S. for the District of Massachusetts, and no other courts, where this grant is made and/or to be performed.

The Plan
The text of the Plan is incorporated into this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are replaced and superseded; provided, however, that if this Agreement or the Plan provide a level of benefits with respect to this Option that differs from the level of benefits provided under the Insulet Corporation Amended and Restated Executive Severance Plan or the Insulet Corporation Severance Plan, in each case, as amended, then the terms of the plan that provides for the more favorable benefit to you shall govern.

Insider Trading/Market Abuse Laws
You understand that you may be subject to insider trading restrictions and/or market abuse laws, in applicable jurisdictions, including but not limited to the United States, your country and any stock plan service provider’s country, which may affect your ability, directly or indirectly, to purchase or sell, or attempt to sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., Options) or rights linked to the value of shares of Stock during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis), and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  It is your responsibility to comply with any applicable restrictions and you should consult with your personal legal advisor on this matter.

Language
You acknowledge that you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement, or any other document(s) related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise explicitly required by Applicable Laws.

Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan and on any shares of Stock acquired under the Plan, if the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Foreign Asset/Account Reporting Requirements
You acknowledge that there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold shares of Stock or cash received from participating in the Plan (including from any dividends paid on shares of Stock) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country within a certain time after receipt. You acknowledge that it is your responsibility to comply with such regulations, and you should speak to your personal legal advisor on this matter.

Severability
The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

Waiver
You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Grantee.

Electronic Delivery
By accepting this Option, you consent to receive documents related to this Option by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A
The grant of this Option is intended to be exempt from or, to the extent subject thereto, to comply with Code Section 409A (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Subsidiaries or Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, its Subsidiaries or Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty.

By electronically accepting this Agreement, you agree to all of the terms and conditions described in this Agreement and in the Plan.

______________________________
Grantee Name
Grantee Acceptance Date

APPENDIX
TO THE
NON-QUALIFIED STOCK OPTION AGREEMENT

UNDER THE INSULET CORPORATION
2025 STOCK OPTION AND INCENTIVE PLAN
Capitalized terms used but not defined in this Appendix have the meanings set forth herein or in the Plan.
Terms and Conditions
This Appendix includes additional terms and conditions that govern this Option if you reside and/or work in one of the countries listed herein. If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after receiving the grant of this Option, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions herein will apply to you.
Notifications
This Appendix also includes information regarding taxes and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, income tax and other laws in effect in the respective countries as of January 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time you vest in or exercise this Option or sell shares of Stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country of residence may apply to your personal situation.
If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after the grant of this Option, or you are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you in the same manner. You are advised to consult your personal advisor to determine the extent to which the notifications apply to your specific situation.
AUSTRALIA
Notifications
Securities Law Information. If you acquire shares of Stock under the Plan and offers the shares of Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You should consult with your personal legal advisor before making any such offer in Australia.
Exchange Control Notification. Exchange control reporting is required for inbound cash transactions exceeding A$10,000 and inbound international fund transfers of any amount. The Australian bank assisting with the transaction will file the report for you. If there is no Australian bank involved in the transfer, you will have to file the report yourself.
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in the Tax Assessment Act).
AUSTRIA
Notifications
Exchange Control Information. If you hold shares of Stock obtained through the Plan outside Austria, you may be required to submit reports to the Austrian National Bank if certain thresholds are exceeded.
If the value of shares of Stock meets or exceeds a certain threshold, you must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. Where the cash amounts held outside of Austria meets or exceeds a certain threshold, monthly reporting obligations apply as explained in the next paragraph.
If you sell shares of Stock, or receive any cash dividends, you may have exchange control obligations if you hold the cash proceeds outside of Austria. If the transaction volume of all your accounts abroad meets or exceeds a certain threshold, you must report to the Austrian National Bank the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the 15th day of the following month, on the prescribed forms.
CANADA
Terms and Conditions
Form Of Payment. Notwithstanding any discretion in the Plan or this Agreement, you may not pay the exercise price by surrendering shares of Stock that you already own, by attesting to the ownership of the shares of Stock or by way of a net exercise.
Termination Of Service Relationship. The following provision replaces the third paragraph of the “Vesting and Exercisability” section of this Agreement:
By electronically enrolling in the Plan, you understand that in the event you cease to provide Services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of local laws or the terms of your employment agreement, if any), unless otherwise determined by the Company or provided for in this Agreement, your right to participate in the Plan or vest in this Option, if any, will terminate effective as of the date you are no longer actively providing Services (the "Termination Date").
Unless explicitly required by applicable legislation, the Termination Date shall not include or be extended by any period during which notice, pay in lieu of notice, or any related payments or damages are provided or required to be provided under statute, contract, common law, civil law or otherwise. Unless otherwise explicitly provided in this Agreement or determined by the Committee, or explicitly required by applicable legislation, your right to vest in the Option under the Plan, if any, will terminate as of the Termination Date. . The Committee has the exclusive discretion to determine when you are no longer actively employed for purposes of participation in the Plan (including whether you may still be considered to be actively providing Services while on a leave of absence). If, notwithstanding the foregoing, applicable employment legislation explicitly requires continued vesting during a statutory notice period, your right to vest in this Option, if any, will terminate effective as of the last date of the minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the Vesting Date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting.
Notifications
Securities Law Information. You will not be permitted to sell or otherwise dispose of the shares of Stock acquired under the Plan within Canada. You will only be permitted to sell or dispose of any shares of Stock if such sale or disposal takes place outside of Canada through the facilities of the Nasdaq Stock Market on which the shares of Stock are listed or through such other exchange on which the shares of Stock may be listed in the future.
FRANCE
Terms and Conditions
Tax Consideration. The Options granted under this Agreement are not intended to be French tax-qualified stock options.
Consent To Receive Information In English. By accepting this Option, you confirm having read and understood the documents related to this Option (the Plan and this Agreement) which were provided in the English language. You accept the terms of these documents accordingly.
Consentement Relatif A La Langue Utilisee. En acceptant l’attribution («Option»), vouz confirmez avoir lu et compris les documents relatifs à l’Option (le Plan et le Contrat d’Attribution) qui ont été remis en anglais. Vous acceptez les termes de ces documents en connaissance de cause.
Notifications
Foreign Asset/account Reporting Information. You understand that if you are a French resident you may hold shares of Stock outside France, provided that you declare all foreign accounts, whether open, current or closed, on your annual income tax return. Failure to comply could trigger significant penalties.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €50,000 must be reported to the German Federal Bank (Bundesbank). If you make or receive a payment in excess of this amount (including if you acquire shares of Stock with a value in excess of this amount or sell shares of Stock and receive proceeds in excess of this amount), and/or if the Company withholds or sells shares of Stock with a value in excess of this amount to cover Tax-Related Items, you must report the payment and/or the value of the shares of Stock withheld or sold to the Bundesbank. Such reports must be made either electronically using the “General Statistics Portal” (Allgemeine Meldeportal Statistik) which can be accessed via the Bundesbank’s website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within such timing as is permitted or required by Bundesbank. You are responsible for making this report, if applicable.
Foreign Asset/account Reporting Information. If your acquisition of shares of Stock acquired under the Plan leads to a so-called qualified participation at any point during the calendar year, you may need to report the acquisition when you file your tax return for the relevant year. A qualified participation is attained if (i) the value of shares of Stock acquired exceeds €150,000 or (ii) in the unlikely event you hold shares of Stock exceeding 10% of the Company’s total common stock. However, if the shares of Stock are listed on a recognized U.S. stock exchange and you own less than 1% of the Company, this requirement will not apply to you.
MALAYSIA
Notifications
Director Notification Obligation. Malaysian resident participants who are directors of a Malaysian Subsidiary or Affiliate are subject to certain notification requirements under the Malaysian Companies Act 2016. Among these requirements is an obligation to notify the Malaysian Subsidiary or Affiliate in writing when receiving or disposing of an interest (e.g., Options, shares of Stock, etc.) in the Company or any related company. This notification must be made within 14 days of receiving or disposing of any interest in the Company or any related company.
MEXICO
Terms and Conditions
Acknowledgement Of The Agreement. By accepting this Option, you acknowledge that you have received a copy of the Plan and the Agreement, which you have reviewed. You further acknowledge that you accept all the provisions of the Plan and the Agreement. You also acknowledge that you have read and specifically and expressly approve the terms and conditions set forth in “Nature of Grant” Section of the Agreement, which clearly provides as follows:
1.Your participation in the Plan does not constitute an acquired right;
2.The Plan and your participation in it are offered by the Company on a wholly discretionary basis;
3.You shall not be considered to have any claim or entitlement to compensation or damages from the grant of Options or from the forfeiture of Options;
4.Your participation in the Plan is voluntary; and
5.The Company and its Subsidiaries and Affiliates are not responsible for any decrease in the value of any shares of Stock acquired upon your exercise of the Options.
Labor Law Acknowledgement And Policy Statement. By accepting this Option, you acknowledge that the Company, with registered offices at 100 Nagog Park, Acton, Massachusetts 01720, U.S.A, is solely responsible for the administration of the Plan. You further acknowledge that your participation in the Plan, the grant of Options and any acquisition of shares of Stock under the Plan do not constitute an employment or other service relationship between you and the Company because you are participating in the Plan on a wholly commercial basis and your sole service recipient is Insulet Mexico, S. de R.L. de C.V. (“Insulet Mexico”). Based on the foregoing, you expressly acknowledge that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and Insulet Mexico, and do not form part of any employment conditions and/or benefits provided by Insulet Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your continuous Service with Insulet Mexico.
You further understand that your participation in the Plan is the result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation in the Plan at any time, without any liability to you.
Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that you therefore grant a full and broad release to the Company, its Subsidiaries, Affiliates, branches, representation offices, shareholders, officers, agents and legal representatives, with respect to any claim that may arise.
Spanish Translation
Reconocimiento Del Contrato. Al aceptar la Opción, usted reconoce que ha recibido una copia del Plan y del Contrato, los cuales que usted ha revisado. Además, usted reconoce que acepta todas las disposiciones del Plan y del Contrato. También, usted reconoce que ha leído y que específica y expresamente aprueba de los términos y condiciones de la Sección “Naturaleza de la Concesión” del Contrato, que claramente dispone lo siguiente:
1.Su participación en el Plan no constituye un derecho adquirido;
2.El Plan y su participación en el Plan se ofrecen por la Compañía de una manera totalmente discrecional;
3.Usted no tendrá ningún derecho o reclamación por compensación o daño derivado de la concesión de la Opción o derivado de la pérdida de la Opción;
4.Su participación en el Plan es voluntaria; y
5.La Compañía y sus Filiales y Afiliadas no son responsables por ninguna disminución del valor de las Acciones adquiridas al ejercer la Opción.
Reconocimiento Ley Laboral Y Declaracion De La Politica. Al aceptar la Opción, usted reconoce que la Compañía, con oficinas registradas en 100 Nagog Park, Acton, Massachusetts 01720, EE.UU., es únicamente responsable por la administración del Plan. Además, usted reconoce que su participación en el Plan, la concesión de la Opcion y cualquier adquisición de Acciones de conformidad con el Plan no constituyen una relación laboral u otra relación de servicio entre usted y la Compañía, ya que usted está participando en el Plan sobre una base totalmente comercial y el único recipiente de servicio es Insulet México, S. de R.L. de C.V. (“Insulet México”). Derivado de lo anterior, usted expresamente reconoce que el Plan y los beneficios que se podrían derivar al participar en el Plan no establecen ningún derecho entre usted y Insulet Mexico, y que no forman parte de las condiciones de cualquier empleo y/o las prestaciones otorgadas por Insulet México, y cualquier modificación del Plan o su terminación no constituirán un cambio o deterioro de los términos y condiciones de su Servicio continuo con Insulet México.
Además, usted entiende que su participación en el Plan se resulta de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o discontinuar su participación en el Plan en cualquier momento, sin responsabilidad alguna hacia usted.

Finalmente, en este acto usted manifiesta que no se reserva acción o derecho alguno para interponer una reclamación o demanda en contra de la Compañía, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del Plan, y, por lo tanto,usted otorga un amplio y total finiquito a la Compañía, sus Filiales y Afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes y representantes legales con respecto a cualquier reclamación o demanda que pudiera surgir.
Notifications
Securities Law Information.  This Option and any shares of Stock acquired under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Agreement and any other document relating to the Option may not be publicly distributed in Mexico. These materials are addressed to you because of your existing relationship with the Company or its Subsidiaries or Affiliates and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of the Company or one of its Subsidiaries or Affiliates made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
NETHERLANDS
No country-specific considerations.
PORTUGAL
Terms and Conditions
Consent To Receive Information In English. You hereby expressly declares that you have full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Agreement.
Conhecimento Da Lingua. El Beneficiário, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo.
SINGAPORE
Notifications
Securities Law Information.  The grant of this Option is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act, under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying shares of Stock being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Requirement.  The directors of a Singapore Subsidiary or Affiliate are subject to certain notification requirements under the Singapore Companies Act. The directors must notify the Singapore Subsidiary or Affiliate in writing of an interest (e.g., Options, shares of Stock, etc.) in the Company or any related company within two business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon purchase of shares of Stock or when shares of Stock acquired under the Plan are subsequently sold), or (iii) becoming a director.
SWITZERLAND
Notifications
Securities Law Information. Neither this Agreement nor any other materials relating to the Option (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company, or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority FINMA.
UNITED ARAB EMIRATES
Notifications
Securities Law Information. Participation in the Plan is being offered only to eligible employees and is in the nature of providing equity incentives to employees in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of the Plan or the Agreement, you should consult an authorized financial adviser.
The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.
UNITED KINGDOM
Terms and Conditions
Withholding.  The following supplements the “Withholding” section of this Agreement:
Without limitation to the “Withholding” section of this Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by HM’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.
Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you understand that you may not be able to indemnify the Company or the Employer for the amount of any Tax-Related Items not collected from or paid by you if the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid by you, may constitute an additional benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any employee NICs due on this additional benefit, which may also be recovered from you by any of the means referred to in the “Withholding” section of this Agreement.
Joint Election. As a condition of participation in the Plan, you agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with this Option and any event giving rise to Tax-Related Items related to your participation in the Plan (the “Employer NICs”). Without prejudice to the foregoing, if requested to do so by the Employer or the Company, you agree to execute a joint election with the Company or the Employer, the form of such joint election having been approved formally by HMRC (the “Joint Election”), and any other required consent or election to accomplish the transfer of Employer NICs to you. You further agree to execute such other joint elections as may be required between you and any successor to the Company or the Employer. You further agree that the Company or the Employer may collect the Employer NICs from you by any of the means set forth in the “Withholding” section of this Agreement.
If, having been requested to enter into a Joint Election by the Employer or the Company, you do not enter into the Joint Election or if approval of the Joint Election has been withdrawn by HMRC, the Company, in its sole discretion and without any liability to the Company or the Employer, may choose not to issue or deliver any shares of Stock to you upon exercise of this Option.